Exhibit 99

Contact:	Jack McGregor Chief Executive Officer (225) 296-8306

Piccadilly Cafeterias, Inc. Receives Notice from American

Stock Exchange of Intention to Delist

BATON ROUGE, Louisiana (November 17, 2003). Piccadilly Cafeterias, Inc. (AMEX: PIC) announced today that it has been notified by the American Stock Exchange (the "Exchange") of its intention to file an application with the Securities and Exchange Commission to strike the Company's common stock from listing and registration on the Exchange. In a letter dated November 10, 2003, the Exchange staff noted that the delisting action was being taken as a result of the Company's recent announcement that it had signed an agreement to sell substantially all of its assets, including its restaurant operations, to Piccadilly Acquisition Corporation, a joint venture formed by TruFoods Corporation and H.I.G. Capital, under the protection of Chapter 11 of the Bankruptcy Code.

As a result of the Company's announcement, the Exchange staff determined that Piccadilly was no longer in compliance with two of the Exchange's listing standards, namely Sections 1003(c) and 1003(a)(iv) of the Exchange's Company Guide.

The Company has notified the Exchange that it does not intend to appeal the staff's determination. The Exchange suspended trading in the Company's securities on October 30, 2003, following the Company's announcement on October 29, 2003 regarding the pending sale of the Company. The Company expects the Exchange to submit a delisting application to the SEC on or after November 18, 2003.

Piccadilly is a leader in the family-dining segment of the restaurant industry and operates 145 cafeterias in the Southeastern and Mid-Atlantic states. For more information about the Company visit www.piccadilly.com.